UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 28, 2006

DENDRITE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	001-16379	22-2786386
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1405 U.S. Highway 206, Bedminster, New Jersey	07921
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(908) 443-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement

On June 28, 2006, Dendrite International, Inc. (the “Company”) entered into an employment agreement and an amendment to that employment agreement (together, the “Agreement”) with its President, Marketing Solutions, Carl Cohen.

Under the Agreement, Mr. Cohen is to perform those duties as may from time to time be assigned to him by the Company and he is obligated to devote his full-time attention and best efforts to such duties. The Company will provide the following compensation to Mr. Cohen under the Agreement: (1) base salary of two hundred eighty-five thousand dollars ($285,000) per annum, and (2) annual discretionary bonus potential with an initial target of 100% of base salary, to be reviewed on an annual basis by the Board. Bonus eligibility shall be determined and paid in accordance with the Company’s applicable incentive compensation policy then in effect for senior executives. The payment of any bonus is subject to: (i) the Company’s achievement of goals and objectives approved by the Board, (ii) continued employment with the Company through the date of payment and (iii) the terms and conditions of the incentive compensation plan. Subject to items (ii) and (iii), Mr. Cohen will be entitled to minimum bonuses of one hundred forty-two thousand five hundred dollars ($142,500) for 2006 and for 2007.

Mr. Cohen is also entitled to receive options to purchase one hundred thousand (100,000) shares of the Company’s common stock pursuant to the terms and conditions of the Company’s New Hire Grant Authorization, to be granted effective on the first date of his employment at a grant price equal to the fair market value of the Company’s common stock on the date of grant. In addition, Mr. Cohen will receive a $50,000 signing bonus. If, prior to the first anniversary of his employment, Mr. Cohen voluntarily terminates his employment with the Company for any reason or his employment is terminated by the Company for Cause, he has agreed to repay such signing bonus to the Company.

The Company will also provide Mr. Cohen vacation in accordance with Company policy in effect from time to time, reimbursement for reasonable travel and other reasonable and necessary business out-of-pocket expenses, other benefits to the same extent as may be provided to other employees generally and in accordance with the Company’s policy then in effect.

In the event Mr. Cohen’s employment is terminated by the Company other than for Cause, death or Disability (as each term is defined in the Agreement), he is entitled to (i) base salary through the date of termination, (ii) severance payments in an aggregate amount equal to the sum of his annual base salary plus target bonus as of the date of termination, subject to an offset for any compensation earned by Mr. Cohen from any subsequent employment or engagement as a consultant or independent contractor and (iii) health coverage for a one year period.

In the event Mr. Cohen’s employment is terminated by the Company other than for Cause, death or Disability, or he terminates his employment for Good Reason, in each case within one year following a Change in Control, he is entitled to (i) a lump sum severance payment equal to two times the sum of his annual base salary plus target bonus, (ii) a payment equal to his pro-rata bonus for the year of termination, (iii) continuation of health benefit coverage for the lesser of two years or until he becomes employed by a subsequent employer, and (iv) immediate vesting of all outstanding stock options and any other outstanding equity awards and the elimination of any sales restrictions.

Under the Agreement, Mr. Cohen is subject to restrictive covenants regarding confidentiality, non-competition, non-solicitation and non-disparagement.

The foregoing summary is qualified in all respects by the terms and conditions of Mr. Cohen’s Agreement, which will be filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDRITE INTERNATIONAL, INC.

Dated: June 30, 2006	By:	/s/ CHRISTINE A. PELLIZZARI
Name: Christine A. Pellizzari
Title: Senior Vice President,
General Counsel and Secretary